Exhibit 10.1
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into and made effective as of October 1, 2005, by and between THE MEN’S WEARHOUSE, INC., a Texas corporation (the “Company”), and DAVID H. EDWAB (“Employee”), amending and restating the Employment Agreement dated February 3, 2002, as amended and restated by the Amended and Restated Employment Agreement dated February 3, 2003 (the “First Amended and Restated Agreement”).
     WHEREAS, the Company and Employee desire to amend the First Amended and Restated Agreement to restate it in its entirety to read as set forth herein;
     NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Employee hereby agree to amend and restate the First Amended and Restated Agreement to read as follows:
     1. Employment and Duties. The Company hereby agrees to employ Employee as Vice Chairman of the Board, and Employee hereby accepts such employment and agrees to serve the Company in such capacity on the terms and subject to the conditions set forth in this Agreement. Subject to the ultimate direction and control of the Chairman of the Board and Chief Executive Officer and to the Company’s Board of Directors, Employee shall assist the Chairman of the Board and Chief Executive Officer with the strategic direction of the Company and assist with the implementation of the business plan of the Company and, in connection therewith, will interact with and provide guidance to the other executive officers of the Company. During his employment hereunder and to and including the Conversion Date (as hereinafter defined), Employee shall devote his full business time, energy, and ability principally to the business and interests of the Company and shall not, without the Company’s prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of his duties under this Agreement. After the Conversion Date, Employee may render services for compensation and engage in other business activity without the prior consent of the Company, provided rendering such services or engaging in such activity does not violate Section 11 or 12 of this Agreement and provided that Employee must continue to devote more of his working time to the Company than to any other single business or group of related businesses.
     2. Compensation and Benefits of Employment.
          (a) As compensation for the services to be rendered by Employee hereunder, the Company shall pay to Employee a base annual salary (“Annual Salary”) of (i) $560,000.00 per year, in equal installments in accordance with the customary payroll practices of the Company to and including February 6, 2006 (or such earlier date as shall be agreed to in writing referring to this Agreement and executed by the Company and the Employee, the “Conversion Date”) and thereafter (ii) $300,000 per year. The parties shall comply with all applicable withholding requirements in connection with all compensation payable to Employee. The Company’s Board of Directors may, in its sole discretion, review and adjust upward Employee’s Base Salary (as defined below) from time to time, but no downward adjustment in Employee’s Base Salary may be made during the term of this Agreement.

          (b) To and including the Conversion Date, Employee shall receive annually a stipulated amount of up to $40,000 (“Discretionary Amount” and together with Annual Salary, collectively referred to herein as “Base Salary”) which will be expended by the Company on behalf of Employee to cover, or paid to Employee to reimburse Employee for, various business-related expenses such as monthly dues for country, luncheon or social clubs, automobile expenses, upgraded travel beyond that of the Company’s regular employee policy and other personal travel expenses not covered by Section 3 hereof and financial and tax planning expenses. The Company agrees that Employee shall be entitled to reimbursement of all such business-related expenses incurred by Employee; provided, however, that payment of such reimbursement shall be made only against proper receipts or other documentary evidence of such expenses. In the event that less than $40,000 is expended during the course of any one-year period, Employee shall not be entitled to receive directly the remainder of such amount. This reimbursement shall be in addition to any reimbursement provided pursuant to Section 3 below.
          (c) Employee shall be entitled to participate in and have the benefits under the terms of all life, accident, disability and health insurance plans, pension, profit sharing, incentive compensation and savings plans and all other similar plans and benefits, including the split dollar insurance program, which the Company from time to time makes available to its senior management executives in the same manner and at least at the same participation level as other senior management executives, excluding, however, the Company’s annual cash bonus program for executive officers and grants and awards under the Company’s key employee equity incentive plans, awards under which to the Employee, if any, shall be wholly at the discretion of the Company.
          (d) The Company shall make the premium payments on the insurance policies (the “Existing Life Insurance Policies”) referred to in and covered by the Split Dollar Agreement dated May 25, 1995, between the Employee, George Zimmer, as Trustee of the David H. Edwab 1995 Irrevocable Trust, and the Company on behalf of, and as compensation to, the Employee and shall make an additional payment to the Employee at such time as the Employee shall owe any income tax in respect to such compensation (including any estimated payment of such income tax) such that the payment shall equal as nearly as possible the federal and state income tax payable (including Medicare tax) with respect to such compensation paid on behalf of the Employee plus all federal and state income taxes (including Medicare tax) owed as a result of such additional payment. For purposes of determining the amount owed, the payment to Employee shall be deemed to be subject to the highest marginal federal, state and local income tax rate applicable to individuals and there shall be taken into consideration the deductibility of state and local income taxes as applicable to Employee for purposes of determining federal income tax (including Medicare tax). If and when no longer prohibited by law from doing so as a result of Section 13(k)(i) of the Securities Exchange Act of 1934 or other legal prohibitions, the Company may elect to revert to loaning the premiums to the Employee on a non recourse basis other than secured by the proceeds of the insurance policies in lieu of the foregoing provisions of this Section 2(f), provided the Company elects to treat all executives with similar split-dollar insurance arrangements in the same manner.
     3. Business Expenses. The Company shall promptly reimburse Employee for all appropriately documented, reasonable business expenses incurred by Employee in accordance with the Company’s policies related thereto.

     4. Term. This Agreement shall commence effective as of the date hereof, and if not terminated earlier as herein provided, shall terminate on February 6, 2011 (the “Stated Termination Date”).
     5. Termination by the Company Without Cause or Termination by Employee for “Good Reason”.
          (a) The Company may, by delivering 30 days prior written notice to Employee, terminate Employee’s employment at any time without cause, and Employee may, by delivering 30 days prior written notice to the Company, terminate Employee’s employment for “good reason”, as defined below. If such termination without cause or for good reason occurs, Employee shall be entitled (i) to receive a lump sum payment equal to all amounts owed through the date of termination and (ii) to continue to receive (a) his Base Salary at the then current rate and (b) all benefits to which Employee is entitled hereunder, until the earlier of the Stated Termination Date or two years following the date of termination. In addition, the Company shall continue to pay the premiums on the Existing Life Insurance Policies and make the other payments provided in Section 2(d) for such period.
          (b) For purposes of this Section 5, “good reason” shall mean the occurrence of any of the following events:
               (i) Removal, without the consent of Employee in writing, from the office of Vice Chairman of the Board or a material reduction in Employee’s authority or responsibility, except (x) a reduction in responsibilities, not including removal from the office of Vice Chairman of the Board, incident to and consistent with the reduction in his time commitment effective the day after the Conversion Date or (y) upon a proper termination of Employee for “cause”, as defined in Section 7; or
               (ii) The Company otherwise commits a material breach of this Agreement.
          (c) The Company shall pay any attorney fees incurred by Employee in reasonably seeking to enforce the terms of this Section 5.
     6. Termination Upon Death or Disability. If Employee’s employment is terminated because of death or on account of his becoming permanently disabled (as defined in Section 7), Employee, or his estate, if applicable, shall be entitled to receive a lump sum payment equal to all amounts owed through the date of termination and all other benefits to which Employee would have been entitled pursuant to Section 2(c) if his employment had continued, in each case until the earlier of the Stated Termination Date or two years following the date of termination. In addition, in the event Employee becomes permanently disabled, the Company shall continue to pay the premiums on the Existing Life Insurance Policies and make the other payments provided in Section 2(d) to the Stated Termination Date.
     7. Termination by the Company for Cause. The Company may terminate this Agreement at any time if such termination is for “cause”, as defined below, by delivering to Employee written notice describing the cause of termination 30 days before the effective date of such termination and by granting Employee 30 days to cure the cause. In the event that the employment of Employee is terminated for “cause”, Employee shall be entitled only to all amounts owed through the date of termination. “For cause” shall be limited to the occurrence of the following events:
          (a) Conviction of or a plea of nolo contendere to the charge of a felony (which, through lapse of time or otherwise, is not subject to appeal);
          (b) Willful refusal without proper legal cause to perform, or gross negligence in performing, Employee’s duties and responsibilities after 30 days written notice and an opportunity to cure;
          (c) Material breach of fiduciary duty to the Company through the misappropriation of Company funds or property; or
          (d) The unauthorized absence of Employee from work (other than for sick leave or personal disability) for a period of 60 working days or more during a period of 90 working days.
     For purposes of this Agreement, Employee shall be deemed to “permanently disabled” if Employee shall be considered to be permanently and totally disabled in accordance with the Company’s disability plan, if any, for a period of 180 days or more. If there should be a dispute between the Company and Employee as to Employee’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) calendar days after a request for designation of such party, then a physician or psychiatrist shall be designated by the Valley Hospital in Northern New Jersey. The parties agree to be bound by the final decision of such physician or psychiatrist.
     8. Voluntary Termination by Employee. Employee may terminate this Agreement at any time upon delivering 30 days written notice to the Company. In the event of such voluntary termination other than for “good reason” as defined in Section 5, Employee shall be entitled only to all amounts owed through the date of termination. On or after the date the Company receives notice of Employee’s resignation, the Company may, at its option, pay Employee all amounts owed to Employee pursuant to this Section 8 through the effective date of his resignation and terminate his employment immediately.
     9. Exclusivity of Termination Provisions. The termination provisions of this Agreement regarding the parties’ respective obligations in the event Employee’s employment is terminated are intended to be exclusive and in lieu of any other rights or remedies to which Employee or the Company may otherwise be entitled at law, in equity or otherwise. It is also agreed that, although the personnel policies and fringe benefit programs of the Company may be unilaterally modified from time to time, the termination provisions of this Agreement are not subject to modification, whether orally, impliedly or in writing, unless any such modification is mutually agreed upon and signed by the parties.
     10. Surrender of Certain Options and Substitution of Restricted Stock Grants. Simultaneously with the execution of this Agreement, the Company is granting to the Employee 96,800 shares of restricted stock (the “Restricted Stock”) under the Company’s 1996 Long-Term

Incentive Plan, which shall vest in equal numbers of 19,360 on each February 6th in 2007 through 2011 and Employee is agreeing to the cancellation of the options to purchase 15,000 shares of the Company’s common stock held by Employee with an exercise price of $15.75 per share vesting on February 1, 2007 and options to purchase an aggregate of 150,000 shares vesting on each January 27th in the years 2008 through 2012 and on July 27, 2012 with an exercise price of $14.24. The terms of the Restricted Stock shall provide that in the event of termination of employment, other than for cause or by reason of voluntary termination, a number of unvested Restricted Shares shall immediately vest equal to 19,360 times a fraction the numerator of which shall be the number of days from and including the most recent February 6 to and including the termination date and the denominator of which shall be 365.
     11. Non-Competition. Employee acknowledges that he has and, while employed, will acquire unique and valuable experience with respect to the businesses, operations, plans and strategies of the Company and its subsidiaries. Employee hereby covenants and agrees that during the term of this Agreement and for a period of one year thereafter, he will not directly or indirectly compete with the business of the Company or its subsidiaries. For purposes of this Agreement, the term “compete with the business of the Company and its subsidiaries” shall include Employee’s participation in any operations whose primary business competes with any business now conducted by the Company or its subsidiaries, including the sale of menswear or shoes at retail, or the sale of corporate logo merchandise, or any material line of business proposed to be conducted by the Company or one or more of its subsidiaries known to Employee and with respect to which the Employee devoted time to as part of his employment hereunder on behalf of the Company or one or more of its subsidiaries, including but not limited to the business of dry cleaning, whether such participation is individually or as an officer, director, joint venturer, agent, or holder of an interest (except as a holder of a less than 1% interest in a publicly traded entity or mutual fund) of any individual, corporation, association, partnership, joint venture or other business entity so engaged. This non-competition covenant shall be applicable with respect to the United States and Canada and any other country in which Employee would be competing with the business of the Company or its subsidiaries as set forth in this Section 11. Notwithstanding the foregoing, the Company acknowledges and agrees that the Employee’s activities described in Schedule 11 hereto shall not constitute a breach of this Section 11. Employee and the Company agree that a monetary remedy for a breach of this Section 11 or of Section 12 below will be inadequate and will be impracticable and extremely difficult to prove, and further agree that such a breach would cause the Company irreparable harm, and that the Company shall be entitled to specific performance and/or temporary and permanent injunctive relief without the necessity of proving actual damages. Employee agrees that the Company shall be entitled to such specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bond or other undertaking in connection therewith. Any such requirement of bond or undertaking is hereby waived by Employee and Employee acknowledges that in the absence of such a waiver, a bond or undertaking may be required by the court. In the event of litigation to enforce this covenant, the courts are hereby specifically authorized to reform this covenant as and to the extent, but only to such extent, necessary in order to give full force and effect hereto to the maximum degree permitted by law. Employee also agrees that if Employee is in breach of this Section 10, the Company may cease all payments required under this Agreement.

     12. Proprietary Information.
          (a) Employee acknowledges and agrees that he has acquired, and may in the future acquire as a result of his employment with the Company or otherwise, Proprietary Information (as defined below) of the Company which is of a confidential or trade secret nature, and all of which has a great value to the Company and is a substantial basis and foundation upon which the Company’s business is predicated. Accordingly, Employee agrees to regard and preserve as confidential at all times all Proprietary Information and to refrain from publishing or disclosing any part of it to any person or entity and from using, copying or duplicating it in any way by any means whatsoever, except in the course of his employment under this Agreement and in furtherance of the business of the Company or as required by applicable law or legal process, without the prior written consent of the Company. In the event of a breach or threatened breach of this Section 12, the Company shall be entitled to the same remedies as provided in Section 11 with respect to a breach thereof.
          (b) “Proprietary Information” includes all information and data in whatever form, tangible or intangible, pertaining in any manner to pricing policy, marketing programs, advertising, employee training, and specific inventory purchase pricing and any written information, including customer lists, of the Company or any affiliate thereof, unless the information is or becomes publicly known through lawful means.
     13. Notice. All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by courier, by overnight delivery service with proof of delivery or by prepaid registered or certified first-class mail, return receipt requested, addressed to the respective party at the address set forth below, or if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:

To the Company:	The Men’s Wearhouse, Inc.
5803 Glenmont Drive
Houston, Texas 77081
Attention: Neill P. Davis
Facsimile: (713) 592-7102
Confirm: (713) 592-7256

To Employee:	David H. Edwab
1410 Broadway, 29th Floor
New York, NY 10018
Facsimile: (917) 777-0508
Confirm: (917) 777-0500
or to such other address or facsimile number and to the attention of such other person as either party may designate by written notice. All notices and other communication shall be deemed to have been duly given when delivered personally or three days after mailing or one day after depositing such notice with an overnight courier or transmission of a facsimile or other similar form of communication.

     14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and assigns; provided, however, that neither the Company nor Employee may assign any duties under this Agreement without the prior written consent of the other.
     15. Limitation. The Agreement shall not confer any right or impose any obligation on the Company to continue the employment of Employee in any capacity, or limit the right of the Company or Employee to terminate Employee’s employment.
     16. Further Assurances. Each party hereto agrees to perform such further actions, and to execute and deliver such additional documents, as may be reasonably necessary to carry out the provisions of this Agreement.
     17. Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability or the remaining provisions, or portions thereof, shall not be affected thereby.
     18. Arbitration.
          (a) Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, including claims for tortious interference or other tortious or statutory claims arising before, during or after termination, providing only that such claim touches upon matters covered by this contract, shall be finally settled by arbitration administered by the American Arbitration Association (“AAA”) pursuant to the Commercial Arbitration Rules as presently in force, except as modified by the specific provisions of this Agreement. The parties expressly agree that nothing in this Agreement shall prevent the parties from applying to a court that would otherwise have jurisdiction over the parties for provisional or interim measures, including injunctive relief. After the arbitration panel is empaneled, it shall have sole jurisdiction to hear such applications, except that the parties agree that any measures ordered by the arbitrators may be immediately and specifically enforced by a court otherwise having jurisdiction over the parties. The parties agree that judgment on the arbitration award may be entered by any court having jurisdiction thereof.
          (b) The parties agree that the federal and state courts located in Houston, Texas shall have exclusive jurisdiction over an action brought to enforce the rights and obligations created in or arising from this agreement to arbitrate, and each of the parties hereto irrevocably submits to the jurisdiction of said courts. Notwithstanding the above, application may be made by a party to any court of competent jurisdiction wherever situated for enforcement of any judgment and the entry of whatever orders are necessary for such enforcement. Process in any action arising out of or relating to this agreement may be served on any party to the agreement anywhere in the world by delivery in person against receipt or by registered or certified mail, return receipt requested.
          (c) The arbitration shall be conducted before a tribunal composed of three neutral arbitrators drawn from, in the first instance, the Texas Large Complex Claims panel and then, if necessary, from the Commercial panel. Each arbitrator shall sign an oath agreeing to be bound by the Code of Ethics for Arbitrators in Commercial Disputes promulgated by the AAA for Neutral Arbitrators. It is the intent of the parties to avoid the appearance of impropriety due to bias or partiality on the part of any arbitrator. Prior to his or her formal appointment, each arbitrator shall disclose to the parties and to the other members of the tribunal, any financial, fiduciary, kinship or other relationship between that arbitrator and any party or its counsel, or between that arbitrator and any individual or entity with any financial, fiduciary, kinship or other relationship with any party. For the purpose of this agreement, “appearance of impropriety” shall be defined as such relationship or behavior as would cause a reasonable person to believe that bias or partiality on the part of the arbitrator may exist in favor of any party. Any award or portion thereof, whether preliminary or final, shall be in a written opinion containing findings of fact and conclusions of law signed by each arbitrator. The arbitrator dissenting from an award or portion thereof shall issue a dissent from the award or portion thereof in writing, stating the reasons for his dissent. The arbitrators shall hear and determine any preliminary issue of law asserted by a party to be dispositive of any claim, in whole or part, in the manner of a court hearing a motion to dismiss for failure to state a claim or for summary judgment, pursuant to such terms and procedures as the arbitrators deem appropriate.
          (d) It is the intent of the parties that, barring extraordinary circumstances, any arbitration hearing shall be concluded within two months of the date the statement of claim is received by the AAA. Unless the parties otherwise agree, once commenced, hearings shall be held 5 days a week, with each hearing day to begin at 9:00 A.M. and to conclude at 5:00 P.M. The parties may upon agreement extend these time limits, or the chairman of the panel may extend them if he determines that the interests of justice otherwise requires. The arbitrators shall use their best efforts to issue the final award or awards within a period of 30 days after closure of the proceedings. Failure to do so shall not be a basis for challenging the award. The parties and arbitrators shall treat all aspects of the arbitration proceedings, including without limitation, discovery, testimony, and other evidence, briefs and the award, as strictly confidential. The place of arbitration shall be Houston, Texas, USA unless otherwise agreed by the parties.
          (e) The parties agree that discovery shall be limited and shall be handled expeditiously. Discovery procedures available in litigation before the courts shall not apply in an arbitration conducted pursuant to this agreement. However, each party shall produce relevant and non-privileged documents or copies thereof requested by the other parties within the time limits set and to the extent required by order of the arbitrators. All disputes regarding discovery shall be promptly resolved by the arbitrators. No witness or party may be required to waive any privilege recognized at law. The parties hereby waive any claim to any damages in the nature of punitive, exemplary, or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages, and the arbitration tribunal is specially divested of any power to award any damages in the nature of punitive, exemplary, or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages. Except as provided in Section 5(c), the party prevailing on substantially all of its claims shall be entitled to recover its costs, including attorneys’ fees, for the arbitration proceedings, as well as for any ancillary proceeding, including a proceeding to compel arbitration, to request interim measures, or to confirm or set aside an award.
     19. Governing Law. This Agreement shall be governed and construed under and interpreted in accordance with the laws of the State of Texas without giving effect to the doctrine of conflict of laws.

     20. Entire Agreement; Waiver; Interpretation. This Agreement constitutes the entire agreement of the parties, and supersede all prior agreements, oral or written, with respect to the subject matter of this Agreement. No change, modification or waiver of any provisions of this Agreement shall be enforceable unless contained in a writing signed by the party against whom enforcement is sought. The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provisions hereof in accordance with its terms. No presumption shall be construed against the party drafting this Agreement.
     21. Employee’s Representation. Employee represents and warrants that (i) he is free to enter into this Agreement and to perform each of the terms and covenants of it, (ii) he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, (iii) his execution and performance of this Agreement is not a violation or breach of any other agreement between Employee and any other person or entity and (iv) he has been advised by legal counsel as to the terms and provisions hereof and the effort thereof and fully understands the consequences thereof.
     22. Company’s Representation. The Company represents and warrants that (i) it is free to enter into this Agreement and to perform each of the terms and covenants of it, (ii) it is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, (iii) its execution and performance of this Agreement is not a violation or breach of any other agreement between Employee and any other person or entity and (iv) this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.
     23. Return of Company Property. Employee acknowledges that all Proprietary Information and other property and equipment of the Company or any affiliate which Employee accumulates during his employment are the property of the Company and shall be returned to the Company immediately upon his termination of employment.
     IN WITNESS WHEREOF, the parties have caused this Agreement as of the date first written above.

THE MEN’S WEARHOUSE, INC.

By:	/s/	GEORGE ZIMMER

Name: GEORGE ZIMMER
Title: CHAIRMAN OF THE BOARD AND CHIEF
EXECUTIVE OFFICER

	/s/	DAVID H. EDWAB

DAVID H. EDWAB

Section 11
Activities Excluded from Section 11
     Employee being a board member of, and a member of any committee of the board of, any of the following business entities shall not be prohibited by Section 11.
     1. Aeropostale
     2 New York & Company
     3. Stuart Weitzman
     4. Seven for All Mankind
     5. Transamerican Auto Parts
     6. Vitamin Shoppe
     In addition, advising Bear Stearns Merchant Banking with respect to investment opportunities shall not be prohibited by Section 11.